Exhibit 99.2

Shareholder Update and Outlook

November 18, 2024

Dear Shareholders (and others),

For those that don’t know me, I’m Craig Scott, Bion’s interim CEO. I have been involved with Bion, in some capacity, since 1993. I used to write these Updates/Outlooks as Director of Communications. They summarize information about our recent activities and future expectations (see forward-looking statements, below) that are presented in much greater detail in our SEC filings: our recent Form 10-K (Annual Report) and Form 10-Q, that was filed last week. We urge investors to read these documents carefully to understand the recent changes and how they impact Bion today and going forward. You are also encouraged to reach out to me at cscott@bionenviro.com if you still have questions.

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It’s no secret we’ve had some setbacks, especially recently. Technology development of our Ammonia Recovery System at Buflovak’s New York campus was almost complete in 2019/20, when it was interrupted by Covid. Lingering supply chain issues delayed startup at the small commercial demonstration facility at Fair Oaks, Indiana, by several months last year. The Fair Oaks’ delays created (unfounded) concerns about the technology and caused us to miss our projected timelines – not a good look for a small, thinly-traded, and undercapitalized technology company.

About the time we did achieve startup, our management crises peaked with the passing of Dominic Bassani in November. Dom was our long-time CEO (and recent COO) and the driving force behind Bion for almost 25 years. Further, in May, we accepted the resignation of Bill O’Neill, who had been engaged two years prior to take over for Dom when we learned he was sick. Mark Smith, our long-time CFO, President, and General Counsel, retired at the end of July, as anticipated. Management turmoil indicates uncertainty. That uncertainty, right after missing timelines that hurt the Company’s credibility, also hurt our share price and our ability to raise capital. These are NOT excuses, they are an explanation.

The silver lining in the dark clouds is that we DID get the Ammonia Recovery System at Fair Oaks started up and then optimized. It has exceeded expectations in terms of performance and supporting the economics in our business model. Further, we have installed a new core management team that includes me and Greg Schoener, interim COO, and a prior large Bion investor and shareholder, and Turk Stovall, CEO of Stovall Ranching Companies and Yellowstone Cattle Feeders. Turk will develop and operate the beef project in Shepherd, Montana. The three of us have also accepted positions on the Board, along with another new Director, Bob Weerts, a successful serial entrepreneur from Winnebago, Minnesota, who was also a previous Bion investor. In our opinion, the conditions that led to the share price decline and difficulties raising capital are behind us. Further, we believe new management has the mindset and experience needed to move Bion out of ‘science project’ mode and into commercialization.

Share Price

First, the elephant in the room… NO one is happy about our share price. As above, the combination of delays, management crises, and the financial challenges that resulted have hurt. Our share price was already moving down from the Fair Oaks delays, but the selling activity and volumes picked up dramatically after Dom passed. This selling was widely misunderstood. It was not Dom or his heirs. They are insiders. They are required to file an SEC report if they sell stock – you (and I) would know. Most of the increased selling during that time were shares that had been ‘dormant’ for many years. I believe much of it was from Dom’s friends and acquaintances from way back. In my opinion, many of these shareholders were not so much investors in Bion, as they were in Dom. Most of them invested between 2000, when Dom met Bion, and 2005. They held the stock while he was alive; but when he passed, their reason to hold the stock passed with him. It is not unusual for this to happen. The downward trend this fed was worsened by the continued financial and management difficulties. That said, it felt to me like the ‘panic selling’ mostly finished up in September. Now we need to raise capital, make some progress, and show the world we’re still here and moving forward.

BLG Loan Group Note

Now, for the smaller elephant in the room… this transaction has been misunderstood by many of the shareholders I have spoken with recently. Some of you have expressed concerns that BLG is trying to take advantage of our situation, in Wallstreet vulture fashion. In my opinion, nothing could be further from the truth.

Briefly (again, read the 10-Q for detail), five individuals who believe in the future of Bion, four with significant prior investments in the Company, have been advancing money to us for the last two and a half months. They had nothing more than a verbal agreement in place until recently. Without those advances, we would have been out of business. Period. They could have demanded a significant discount to our already low market price (like the vultures mentioned above). They didn’t, since that would have set a precedent for future financings and dilution. Instead, they accepted a secured promissory note that will convert into shares based on the terms of a future offering or funding, which we hope will be at a higher price than today. For that concession, they took a security interest in our Intellectual Property. In other words, our technology and patents are their collateral in the worst-case scenario, which is default. Bion defaults if it is unable to raise $3 million between now and April 15, 2025, by way of investment offering, strategic investment, license payment, or other source of funding. The note and security agreements are exhibits to our Form 8-K, dated 10/24/24. That said, here’s my response to shareholder concerns, both personally and as CEO:

-	See above (or our filings): our next step was bankruptcy. In that case, Shareholders would lose all of the value of their investment and the $2M worth of creditors at Fair Oaks wouldn’t get paid. BLG stepping in gave Bion and the shareholders a chance to continue, and the creditors a chance to get paid.
-	The $3 million funding threshold was determined by how much it will take for Bion to clean up its creditors at Fair Oaks and provide six months of operating capital.
-	Three of the BLG members (a majority) are Turk Stovall, Greg Schoener, and Bob Weerts, who are also members of Bion’s Board of Directors. Directors have a fiduciary duty to place the best interests of the company and its shareholders above their own. The agreements were negotiated and executed in good faith and clearly written to give Bion every chance to succeed. The Board of Directors voted unanimously to ratify the agreements (since they are members of BLG, Stovall, Schoener, and Weerts abstained from the vote to ratify the agreements).
-	Moreover, the BLG loan group agreed to share the collateral on a pro rata basis with investors in a note with very similar terms that is available to our previous investors and shareholders.

Fertilizer

We achieved the OMRI Listing on our 10-0-0 nitrogen fertilizer in late August. With both the listing AND production location, we could begin outreach to potential fertilizer partners or purchasers in earnest. This is our focus at this time. Access to premium organic and low-carbon fertilizer markets underpins our patents and our business model and opportunity.

We are very encouraged by our initial responses and hope to have real news on this soon. We have learned from speaking with large stakeholders in the organic fertilizer sector that there is clearly a demand for an OMRI Listed 10-0-0 liquid nitrogen fertilizer and there are very few products comparable to ours available today. We also learned that others have promised similar products before but have been unable to deliver. We think our Fair Oaks success will prove that we can.

We completed a preliminary evaluation of the Carbon Intensity (CI) of the fertilizer that indicates its CI score is 96% lower than urea (UAN - the baseline). The CI score can be improved even more if energy produced onsite with solar and/or biogas is used to power the process. We plan to do an independent CI evaluation of the fertilizer and comprehensive Life Cycle Analysis (LCA) of the system.

Technology

The ARS at Fair Oaks has been optimized for animal waste. As we’ve said several times, it has exceeded expectations. We have been operating and collecting data to establish final design parameters and support an independent engineering report being prepared by Buflovak/Hebeler Process Solutions. We believe the data runs completed on Thursday, November 14 will be the last ones; however, we will know when the samples that were sent to the lab for analysis confirm it. The report will provide third-party verification of the technology’s performance and economics that will be required for final design, feasibility studies and financing, and preparation for commercial launch.

We have been especially impressed with just how robust the ARS is. It has demonstrated performance under a wide range of less-than-ideal operating conditions. Further, the system has been tested and proven on a dairy waste stream, which we consider to be the most difficult (and least economic) of all the animal waste streams to target for ammonia control and recovery.

This is important: there have been a number of advancements in digester (AD) and other technologies that will allow us to better optimize the waste stream coming into our ammonia recovery system. These processes, coupled with improvements we believe can be made to the ARS, should further improve our treatment and fertilizer production economics by significantly reducing both capital and operating costs. They should also allow us to recover much more water and in a cleaner form.

Our Opportunities

It’s GO-TIME for the Stovall Ranching Company/YCF project. As a lot of you know, my favorite saying about projects, partners, and JV’s is, “there are 46 ways the cat could be skinned.” All of them are on the table in an effort to get construction started in time to qualify for the large biogas Investment Tax Credit (ITC) that expires on December 31, 2024. Keep your fingers crossed and we’ll keep you posted as progress is made. It can’t be overemphasized: the sooner this project moves forward, the sooner we get to revenues, and the sooner we prove the ARS at full commercial scale.

Which brings us to what REALLY has our attention… how to best exploit our patented Ammonia Recovery System as a ‘standalone’ ammonia control solution – for other people’s/companies’ problems. Whenever anaerobic digestion (AD) is used to produce biogas from any organic waste stream, it frees up a tremendous amount of ammonia in the effluent from the digester. That ammonia is volatile and highly-mobile. When it escapes to the environment it contributes to small particulate air pollution, contaminates groundwater, and creates algae blooms and dead zones in our surface waters. It is under increasing scrutiny by advocacy groups and regulatory agencies (more on that below).

At this time, we are focused on providing solutions for livestock production – beef, poultry, swine, and dairy waste – that our technology was purpose-designed and -built for. There is NO doubt that the livestock industry needs solutions: to enhance their image, improve their economics, and get ahead of all-but-certain looming regulations. We think California may be our first and best opportunity in the U.S, with its ‘Perfect Storm’ of heavy livestock concentration, a thriving biogas industry and a limited amount of land to spread waste on, an equally thriving organic industry, and ever-present oversight of air and water quality.

We are also increasingly optimistic about the opportunity to provide ammonia control for other biogas/ biomethane sources, besides animal waste. Last January, we announced our fifth patent, that extends our IP to include municipal and industrial waste streams, such as food, food processing, and slaughter/packing waste. Industrial and municipal waste streams are closely regulated, and nutrient control is an accepted cost of doing business. We are still learning about these waste streams and our ARS’s economics to treat them. We believe our ‘sweet spot’, where volume and concentration create favorable economics, may be broad. Further, while we think our cost to isolate the ammonia will be competitive with other technologies, our organic AND low-carbon nitrogen fertilizer should create market advantages for both treatment (as a service) and premium fertilizer pricing. We have seen interest in our ammonia control solution, both here in the U.S. and from EU biogas project developers.

As discussed in our January press release, the U.S. has a little over 2,000 AD (digester) installations that produce biogas from organic waste, many treating animal waste and of a size large enough to warrant our interest. In the EU, there are approximately 18,000 such facilities. With the EU’s increasing limits on nitrogen, and the demand we see for eco-friendly organic fertilizers like ours, we believe there may be a robust market in the EU for ammonia control solutions that produce such fertilizers. Further, the potential for renewable natural gas growth in the U.S. represents a lot of potential projects. The American Biogas Council puts that potential at over 15,000 facilities (many will be small scale and not attractive to Bion). We believe our third-generation technology may have broad applications in this opportunity and we look forward to participating in its development.

Environmental Trends

Over the last few years, the environmental spotlight globally and in the U.S. has been on climate change. We see a clear trend of that focus beginning to shift toward water quality. The last two COP Climate Change Summits have paid increasing attention to water, and especially to agriculture’s impacts on it.

In the U.S. and EU, there is growing scrutiny of the impacts of ammonia. Agriculture is the largest source of ammonia on the Planet. Biogas production from large dairies in California (and other locations) is really under the microscope in the U.S. right now, and there is an ongoing multistate study of the impacts of ammonia and nitrogen in the Midwest. You can learn more about ammonia, and why we are focused on it, in this document on our website.

Conclusion

The ARS technology works and works well. Moreover, we believe there is a robust and growing market for it, in both the livestock and biogas/biomethane sectors. We have put a focused and motivated management team in place now that is dedicated to moving the company to commercial operations. We are moving forward with the Stovall Project and evaluating opportunities to deploy the technology as a standalone solution in an initial project. It is time to raise capital and put Bion back on its path. We thank you for your support over the years and hope you will continue to do so.

Craig Scott, CEO

cscott@bionenviro.com

(406) 281-8178 (direct)

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘believe’, ‘anticipate’, and similar expressions identify certain forward-looking statements. It should be noted it is difficult to accurately predict the startup and optimization of a first-of-its-kind advanced waste treatment technology platform. The timelines discussed are estimates only. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. Investors are urged to review the information on the Company’s website and in its SEC filings.